Exhibit 10.3
LOGMEIN, INC.
NONSTATUTORY STOCK OPTION AGREEMENT
     This NONSTATUTORY STOCK OPTION AGREEMENT, dated as of                      ___,                      (this “Agreement‘), is between LOGMEIN, INC., formerly known as 3AM LABS, INC., a Delaware Corporation (the “Company”), and                                          (the “Optionee”). Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Company’s 2004 Equity Incentive Plan, a copy of which is attached here to as Exhibit A (the “Plan”).

     1. Grant of Option. Pursuant to the Plan, the Company grants to the Optionee an option (the “Option”) to purchase from the Company all or any number of a total of                      shares, subject to adjustment pursuant to Section 8 of the Plan (the “Optioned Shares”), of the Company’s common stock, $0.01 par value per share (the “Stock”), at a price of $                     per share. The Option is granted as of                      ___,                      (the “Grant Date”).
     2. Character of Option. The Option is not intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), but as a nonstatutory stock option within the meaning of the Code.
     3. Duration of Option. Unless subject to earlier expiration or termination pursuant to the terms of the Plan, the Option shall expire on                      [insert date 1 day prior to 10th anniversary of Grant Date or earlier].
     4. Exercise of Option. Until this Option expires or ninety (90) following the ending of the Optionee’s employment, consulting or Board member relationship with the Company or its Affiliates, as defined in the Plan, ends, whichever date first occurs, you may exercise it as to the number of Optioned Shares identified in the table below, in full or in part, at any time on or after the applicable exercise date or dates identified in the table. However, during any period that this Option remains outstanding after your employment or other association with the Company and its Affiliates ends, you may exercise it only to the extent it was exercisable immediately prior to the end of your employment or other association. The procedure for exercising this Option is described in Section 7.1(g) of the Plan.

Number of shares in Each Installment	Initial Exercise Date for Shares in Installment

     5. Transfer of Option. This Option may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the Optionee, may be exercised only by the Optionee, provided, however, that the Option may be transferred to a third party if and to the extent authorized and permitted by the Committee, whereupon any such third party may the Option, at any time and from time to time thereafter, subject to and upon the terms and conditions set forth in this Agreement and the Plan.

     6. Incorporation of Plan Terms. The Option is granted subject to all of the applicable terms and provisions of the Plan, including, but not limited to, the limitations on the Company’s obligations to deliver Optioned Shares upon exercise set forth in Section 9.
     7. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of the Optionee.
     8. Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sale or other disposition of the Optioned Shares. You should rely on your tax advisors for such advice.
     IN WITNESS WHEREOF, the parties have executed this Incentive Stock Option Agreement as a sealed instrument as of the date first above written.

LOGMEIN, INC.		OPTIONEE

By:

Name:

Title:

Optionee’s Address: